Exhibit 99

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Oakridge Global Energy Solutions, Inc.

We consent to the use of our review of form 10Q, with respect to the financial statements of Oakridge Global Energy Solutions, Inc. for the quarter ended June 30, 2015 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period ended June 30, 2015.

/s/ Scrudato & Co., PA

Certified Public Accounting Firm

July 6, 2016